Exhibit 99.3

CHARTER FOR THE GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

OF

NEWCARDIO, INC.

As of December 9, 2010

PURPOSE:

The purpose of the Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of NewCardio, Inc. (the “Company”) shall be to review and make recommendations to the Board on matters concerning corporate governance and conflicts of interest.

In furtherance of these purposes, the Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe.

MEMBERSHIP:

The Committee members shall be appointed by, and shall serve at the discretion of, the Board.  The Committee shall consist of no fewer than two members of the Board.  The Board may designate one member of the Committee as its chair.  The Committee may form and delegate authority to subcommittees when appropriate. Members of the Committee shall not have a relationship with the Company or its affiliates that may interfere with the exercise of their independence, and shall otherwise be deemed “Independent Directors” as defined by (i) the listing standards of the Nasdaq Stock Market, Inc. or any other securities exchange on which the Company’s securities may be (the “Exchange Rules”) and (ii) the rules (including Rule 10A-3) of the Securities and Exchange Commission (the “SEC”)

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board.  Committee members may be removed from the Committee, with or without cause, by the Board.  Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership provided herein.

RESPONSIBILITIES AND DUTIES:

The responsibilities and duties of the Committee shall include:

•	Reviewing annually the principles of corporate governance approved by the Board to ensure that they remain relevant and are being complied with, recommending changes to the Board as necessary;

•	Reviewing proposed changes to the Company’s Certificate of Incorporation and Bylaws and making recommendations to the Board;

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Determining the manner in which stockholders may send communications to the Board (as a whole or individually), as well as the process by which stockholder communications will be relayed to the Board and what the Board’s response, if any, should be and, until replaced by other procedures, the following shall be the process:

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Reviewing periodically the succession planning for the Chief Executive Officer and other executive officers, reporting its findings and recommendations to the Board, and working with the Board in evaluating potential successors to these executive management positions;

•	Reviewing governance-related stockholder proposals, if any, and recommending Board responses;

•	Overseeing compliance by the Board and its committees with applicable laws and regulations, including those promulgated by the SEC and, as appropriate, the Exchange Rules;

•	Periodically making recommendations to the Board for the creation, dissolution or change in mandate of Board committees:

•	Reviewing and approving the Company’s code of business conduct and recommending changes to the Board as necessary;

•	Considering questions of possible conflicts of interest of Board members and of corporate officers;

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Reviewing actual and potential conflicts of interest of Board members and corporate officers, other than related party transactions reviewed by the Audit Committee, and approving or prohibiting any involvement of such persons in matters that may involve a conflict of interest or taking of a corporate opportunity;

•	Making recommendations for continuing education of Board members;

•	Evaluating, on an annual basis, the Committee’s performance and charter.

In performing its duties, the Committee shall have the authority, at the Company’s expense, to retain, hire, and obtain advice, reports or opinions from internal or external legal counsel and expert advisors.  In fulfilling its responsibilities, the Committee shall have authority to delegate its authority to subcommittees, in each case to the extent permitted by applicable law.

MEETINGS:

The Committee will meet at least once annually and, otherwise, as often as may be deemed necessary or appropriate, in its judgment, in order to fulfill its responsibilities.  The Committee may meet either in person or telephonically, and at such times and places as the Committee determines and actions by the Committee may be taken by unanimous written consent.  The Committee may invite to its meetings other Board members, Company management and such other persons as the Committee deems appropriate in order to carry out its responsibilities.  Notwithstanding the foregoing, the Committee may exclude from its meetings any person it deems appropriate, including but not limited to, any non-management director that is not a member of the Committee.  When necessary, the Committee shall meet in executive session outside of the presence of any senior officer of the company.

MINUTES:

The Committee will maintain written minutes of its meetings, which will be filed with the minutes of the meetings of the Board.

REPORTS:

The Chair of the Committee shall make regular reports to the full Board on the actions and recommendations of the Committee.

COMPENSATION:

Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board in its sole discretion.

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